Exhibit 19

Soluna Holdings, Inc.

Insider Trading Policy

For Employees, Associates, Officers and Directors

I. Introduction, Scope and Purpose of Policy

In an effort to protect against prohibited “insider trading” by Soluna Holdings (the “Company”) personnel, the Company’s Board of Directors has adopted this insider trading policy (this “Policy”) applicable to directors, officers, and associates of Soluna Holdings and its subsidiaries as well as certain additional persons enumerated herein. The purpose of this Policy is to state the Company’s requirement that all directors, officers, and associates of Soluna Holdings and its subsidiaries (and other persons subject to this Policy) comply fully with the laws prohibiting insider trading and tipping and to promote compliance with such laws. Questions regarding this Policy should be directed to the Chief Financial Officer. Violation of the laws prohibiting insider trading and tipping could result in substantial criminal and civil penalties, including (1) imprisonment for up to 20 years, (2) criminal fines of up to $5 million, and (3) civil penalties of up to three times the profit gained or loss avoided, so please take time to read and understand the provisions below.

II. Definitions

A. Insider. For purposes of this Policy, the term “Insider” refers to any person who, in the course of their employment or as a result of their relationship with the Company, is expected to regularly come into possession, or does come into possession, of material nonpublic information about the Company or its securities and/or of other entities. Therefore, in the case of the Company, directors and officers will be considered Insiders, as will other associates as well as independent contractors, auditors, consultants, attorneys, and other individuals who come into possession of such material nonpublic information. A person may retain his or her Insider status even after leaving the Company.

B. Material information. Information is generally deemed material if a reasonable investor would consider such information important in making the decision to buy, sell, or hold a security to which the information relates; information reasonably likely to affect the price of a security will generally be material. Material information can be positive or negative and can relate to any aspect of the Company’s business or any type of Company security, whether debt, equity, or hybrid. It is not possible to define all categories of material information. While materiality is always a facts and circumstances determination, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information are:

Financial results or projections;

Major events regarding the Company’s securities, including the declaration of stock splits or stock dividends, calls, redemptions, repurchases, dividends, changes in dividend policy, or the possibility of a public or private offering of securities;

The possibility of mergers, acquisitions, joint ventures, tender offers, or takeovers, the possible initiation of a proxy fight, and similar business developments;

Significant changes in corporate objectives, operations, business plans, or strategy, or a restructuring;

●	A significant cybersecurity incident, such as a data breach, or any other significant disruption in the Company’s operations or loss, potential loss, breach, or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure;
●	Development of a significant new product or service;
●	Execution or termination of significant agreements with suppliers, customers, and other business partners;
●	Significant related party transactions;
●	Defaults under agreements or actions by creditors, customers, or suppliers relating to a company’s credit standing;
●	Major changes in previously disclosed financial information; Changes in debt ratings;
●	A change in auditors or notification that the auditor’s reports may no longer be relied upon;
●	The disposition of a subsidiary or of material assets;
●	Significant developments in legal proceedings or regulatory actions;
●	Significant changes in management or relations among major shareholders (including a change in control), customers, or suppliers; and

●	Impending bankruptcy or financial liquidity problems.

The above list is only illustrative; many other types of information may be considered “material,” depending on the circumstances, and questions concerning the materiality of particular information should be resolved in favor of materiality, meaning securities transactions should be avoided.

C. Nonpublic information. Information is “nonpublic” if it has not been previously disclosed to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors, including in a report or other document filed with the U.S. Securities and Exchange Commission through its EDGAR website or through an established media outlet such as Dow Jones, Returns Economic Services, The Wall Street Journal, or The Associated Press; disclosure even to large groups of investors or analysts or solely on the Company’s website would not constitute public disclosure. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public disclosure. In addition, even after a public announcement of material information, information will not be considered public until a sufficient time period has elapsed for the disclosed information to be absorbed by the market. Generally, information should not be considered public until at least two full trading days following the publication or release of such information.

D. Related Person. For purposes of this Policy, a Related Person includes: (1) your spouse, children, and anyone else living in your household and persons who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control, such as parents or adult children who consult with you before they trade in Company securities; (2) partnerships in which you are a general partner or corporations in which you are a controlling shareholder; (3) trusts of which you are a trustee; (4) estates in which you are an executor; and (5) any other entities that you control. This Policy applies to your Related Persons to the same extent that it applies to you, and therefore you should make them aware of their need to comply with this Policy and to confer with you before they trade in Company securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of persons or entities who would otherwise fall within the definition of Related Person where the purchase or sale decision is made by a third party not controlled by, influenced by, or related to you or your Related Persons.

E. Securities Transactions. “Securities transactions” subject to this Policy include, among other things, open-market purchases and sales, gifts (other than gifts to Related Persons as such persons are subject to the restrictions of this Policy), placing a purchase or sell order, transactions in a 401(k) account or changes in 401(k) account allocation elections or contributions, and the sale of securities acquired upon the exercise of options or similar instruments. “Securities” refers not only to common stock but to all securities of the Company or other applicable entity, including but not limited to bonds, debentures, options, warrants, and partnership or limited liability company interests.

III. Guidelines

A. Non-disclosure of Material Nonpublic Information. Insiders must maintain the confidentiality of any material nonpublic information about the Company or about other entities (including information about transactions being considered by the Company that involve other entities) obtained while carrying out their duties to the Company. You may not disclose such information to anyone, except the persons within the Company or third party agents of the Company (such as investment banking advisors, outside legal counsel, or outside accountants) whose positions require them to know it, until such information has been publicly disclosed. If any material nonpublic information is inadvertently disclosed, the facts of such disclosure should be immediately reported to the Chief Financial Officer.

B. Prohibited Trading in Company Securities. Insiders may not engage in transactions in Company securities (nor recommend that another person or entity do so), either directly or through a Related Person or any other person or entity, while in possession of material nonpublic information about the Company or its securities.

C. Quarterly Trading Restrictions (“Blackout” Periods). Insiders may not engage in securities transactions in Company securities (either directly or indirectly) or recommend that others do so during the period beginning 10 business days before the end of a fiscal quarter and ending two full business days after the public release of the Company’s quarterly (or in the case of the fourth fiscal quarter, quarterly and annual) earnings results.

D. Additional Blackout Periods. In addition to the quarterly blackout period set forth in paragraph C above, the Company may also impose from time to time temporary blackout periods prohibiting all transactions in Company securities by all or certain Insiders, including in instances when items of significant importance have been communicated to associates prior to its public disclosure. These temporary blackout periods can extend into, and remain in place beyond, the Company’s normal recurring quarterly blackout period. The Company will notify you if you are subject to a blackout period. You must not communicate the imposition of a temporary blackout to any other person.

E. Pre-Clearance. From time to time, the Company may issue a notification to certain Insiders that engaging in transactions in the Company’s securities or the securities of other companies must receive prior approval. Immediately upon promulgation of such notification, all such Insiders, or persons under their supervision who have access to material nonpublic information, may not trade in the securities of the Company or any such other companies, as applicable, without the prior permission of the Chief Financial Officer. Insiders may seek such permission by submitting a “Request for Prior Approval of Stock Trading” (see Exhibit A attached to this Policy). If the Chief Financial Officer refuses permission, he or she is not obligated to specify the reason for denying the requested permission. You must not communicate the imposition of preclearance requirements to any other person.

F. Tipping. Insiders may be liable for, and are prohibited from, communicating or “tipping” material nonpublic information to any third party (a “tippee”). A person may qualify as a tippee even if he or she is not a Related Person. Insider trading violations are not limited to the disclosure of material nonpublic information or the use of such information by Insiders. Persons other than Insiders, including tippees, may be liable for insider trading if they trade or take other action based on material nonpublic information that has been misappropriated.

G. Certain Transactions. To avoid the appearance of impropriety or inadvertent violations of insider trading restrictions, Insiders (and, where indicated, associates generally) may not engage in the types of transactions set forth below:

●	Short Sales. Short sales of Company securities (i.e., the sale of shares of Company common stock that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company securities by directors, officers, and associates are prohibited.
●	Publicly-Traded Options. Given the relatively short term of publicly traded options, transactions in options may create the appearance that a director, officer, or associate is trading based on material nonpublic information and focus a director’s, officer’s, or other associate’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options, or other derivative securities, on an exchange or in any other organized market, by directors, officers, and associates are prohibited.

●	Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds. Such transactions may permit a director, officer, or associate to continue to own Company securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer, or associate may no longer have the same objectives as the Company’s other shareholders. Therefore, directors, officers, and associates are prohibited from engaging in any such transactions.
●	Margin Accounts and Pledges. Securities held in margin accounts or pledged as collateral may be sold by the broker or lender without the account holder or debtor’s consent if he or she fails to meet a margin call or defaults on the loan. Because a margin or foreclosure sale could occur at a time when the holder/ debtor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, Insiders are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.
●	Standing and Limit Orders. Standing and limit orders create heightened risks for insider trading violations due to the lack of control over the timing of purchases or sales that result from standing instructions to a broker because the broker could execute a transaction when the Insider is in possession of material nonpublic information about the Company. Therefore, Insiders are prohibited from placing standing or limit orders on Company securities.

H. Trading in Other Securities. Insiders may not engage in transactions in the securities of another entity (nor recommend that another person or entity do so), either directly or through a Related Person or any other person or entity, while in possession of material nonpublic information about the other entity or its securities obtained through his or her position at or the carrying out of his or her duties to the Company.

I. Exceptions. The restrictions set forth in Paragraphs B, C, D, E, and H of this Section III do not apply to the exercise of stock options for cash under any Company equity compensation plan as the other party to the transaction is the Company itself and the price is fixed by the terms of the option agreement or the plan (but note that such requirements do apply to any sale of stock acquired by exercising any such option, including any such sale as part of a broker-as- sisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option). Similarly, such limitations do not apply to the sale of shares of Company common stock to the Company pursuant to any stock repurchase program approved by the Company’s Board of Directors. Such restrictions also do not apply to transactions pursuant to an approved Rule 10b5-1 trading plan.

Please keep in mind that if a securities transaction ever becomes the subject of scrutiny, it is likely to be viewed with the benefit of hindsight. As a result, before engaging in any transaction, an Insider should carefully consider how his or her actions may be construed in the future. Any questions or uncertainties should be directed to the Chief Financial Officer.

IV. Individual Responsibility

Insiders have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company securities while in possession of material nonpublic information. Persons subject to this Policy must not engage in illegal trading and must avoid the appearance of improper trading. Each individual is responsible for making sure that he or she complies with this Policy and that any Related Person also complies with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company or any associate or director of the Company pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

In addition, directors and executive officers should keep in mind other requirements applicable to the sale of Company securities by them, in particular, compliance with Rule 144 promulgated under, or Section 4(a)(7) of, the Securities Act of 1933, and be prepared to comply with such requirements in connection with any transactions in Company securities.

Rule 10b5-1(c) under the Securities Exchange Act of 1934 provides an affirmative defense to a charge of insider trading where it is evident that inside information known to the trader did not play a role in trading decisions for trades made in compliance with the provisions of the rule, including pursuant to a written plan that complies with the requirements set forth therein. Such a Rule 10b5-1 plan may only be implemented by a person subject to this Policy while he or she is not aware of material nonpublic information regarding the Company and would otherwise be permitted to engage in transactions in Company securities under this Policy. Prior to entering into a trading plan under Rule 10b5-1, the individual adopting the trading plan must provide a copy of the proposed trading plan to the Chief Financial Officer and receive notification from the Chief Financial Officer that the Company has approved the trading plan for purposes of the individual’s implementation of such trading plan. The Company does not undertake any obligation to approve any Rule 105b-1 trading plan or ensure that a trading plan submitted to the Company complies with Rule 105b-1.

If you have any questions regarding this Policy or whether you possess material nonpublic information, it is always advisable to consult with the Chief Financial Officer prior to engaging in any securities transaction.

Soluna Holdings, Inc.

To:	Chief Financial Officer

From:

Date:

Subject:	Request for Prior Approval of Stock Trading

The undersigned proposes to engage in a transaction involving the following (please place an “X” by the appropriate information):

______ Soluna Holdings, Inc Common Stock

______ Other: ____________________________________

[Name of Issuer and Security

The transaction proposed is an:

______ Open-market purchase for _________ shares

______ Open-market sale for _________ shares

______ Other [please explain]: __________________________

The transaction is proposed to be effected on
[Date]

Copies of broker’s confirmations of effected transactions must be forwarded to the Chief Financial Officer for record keeping purposes.

[signature]

[Print name, title, and department or position]

FOR INTERNAL USE ONLY

______	Transaction may be effected

______	Transaction may not be effected

This authorization extends to _______________________________

Date
Chief Financial Officer

CERTIFICATION

I certify that:

1.	I have read and understand the Soluna Holdings Insider Trading Policy (the “Policy”). I understand that the Company’s Chief Financial Officer is available to answer any questions I have regarding the Policy.

2.	Since March 2021, or such shorter period of time that I have been an associate or a director of the Company, I have complied with the Policy.

3.	I will continue to comply with the Policy for as long as I am subject to the Policy.

Date: ____________________________

Signature: ________________________

Print name: _______________________